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                                                                      EXHIBIT 11

             PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                FOR THE YEARS ENDED JUNE 30, 1994, 1995 AND 1996

                                                                         1994               1995                1996
                                                                     ------------       ------------        ------------

PRIMARY EARNINGS PER SHARE

Common shares outstanding                                              12,731,499         12,970,571          13,123,998
Assumed exercise of certain stock options                                 565,388             82,821             274,618
                                                                     ------------       ------------        ------------
                                                                       13,296,887         13,053,392          13,398,616
                                                                     ============       ============        ============
Income (loss) from continuing operations (in thousands)              $      2,667       $      5,312        $       (709)
Income (loss) from discontinued operations, net (in thousands)              2,057               (131)             (8,915)
                                                                     ------------       ------------        ------------
Net income (loss) (in thousands)                                     $      4,724       $      5,181        $     (9,624)
                                                                     ============       ============        ============
Primary income (loss) per share continuing                           $       0.21       $       0.41        $      (0.05)
Primary income (loss) per share discontinued                                 0.15              (0.01)              (0.68)
                                                                     ------------       ------------        ------------
Net income (loss) per share                                          $       0.36       $       0.40        $      (0.73)
                                                                     ============       ============        ============
FULLY DILUTED EARNINGS PER SHARE

Common shares outstanding                                              12,731,499         12,970,571          12,123,998
Assumed exercise of certain stock options                                 565,388             82,821             274,618
Assumed conversion of convertible debentures                                   --                 --                  --
                                                                     ------------       ------------        ------------
                                                                       13,296,887         13,053,392          12,398,616
                                                                     ============       ============        ============
Income (loss) from continuing operations (in thousands)              $      2,667       $      5,312        $       (709)
Income (loss) from discontinued operations, net (in thousands)              2,057               (131)             (8,915)
                                                                     ------------       ------------        ------------
Net income (loss) per share (in thousands)                                  4,724              5,181              (9,624)
Reduction in interest expense following conversion                             --                 --                  --
                                                                     ------------       ------------        ------------
Revised net income (loss) (in thousands)                             $      4,724       $      5,181        $     (9,624)
                                                                     ============       ============        ============
Fully diluted income (loss) per share continuing                     $       0.21       $       0.41        $       0.05
Fully diluted income (loss) per share discontinued                           0.15              (0.01)              (0.68)
                                                                     ------------       ------------        ------------
Fully diluted income (loss) per share                                $       0.36 (1)   $       0.40 (1)    $      (0.73) (1)
                                                                     ============       ============        ============


(1) Convertible debentures have not been assumed converted for the fully diluted earnings per share as the effect would be anti-dilutive. Had the convertible debentures been included, the number of shares would have been increased by 3,450,000 in 1994, 1995 and 1996 to 16,746,887, 16,503,392 and
     16,848,616 in 1994, 1995 and 1996, respectively.

          As a result of reduced interest expense following conversion, the increase to net income (or decrease to net loss) would have been $2,005,000, $2,588,000 and $1,941,000 in 1994, 1995 and 1996, respectively.
     These adjustments would have resulted in fully diluted income (loss) per share of $0.40, $0.47 and $(0.46) in 1994, 1995 and 1996, respectively.